Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Appendix B – Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report dated August 20, 2021, except for Note 8, as to which the date is October 8, 2021, on the June 30, 2021 financial statements and financial highlights of the Principal Exchange-Traded Funds, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 102 to the Registration Statement under the Securities Act of 1933 (No. 333-201935).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
October 27, 2021